Exhibit 10.6

VIRGIN ENTERPRISES LIMITED

and

VIRGIN MOBILE USA, LLC

AMENDED AND RESTATED TRADEMARK

LICENSE AGREEMENT

EXHIBIT A (NONDISCLOSURE AGREEMENT)	V

EXHIBIT B (TM GUIDELINES)	X

EXHIBIT C (CODE OF CONDUCT)	XI

EXHIBIT D (CUSTOMER SERVICE LEVELS)	XII

2

THIS AMENDED AND RESTATED TRADEMARK LICENSE AGREEMENT is made on [  ]     , 2007,

BETWEEN

VIRGIN ENTERPRISES LIMITED (Company Number 01073929) a company incorporated in England whose registered office is at 120 Campden Hill Road, London W8 7AR, England (VEL); and

VIRGIN MOBILE USA, LLC, a Delaware limited liability company, with a principal place of business at 10 Independence Boulevard, Warren, New Jersey 07059 whose registered office in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, United States of America (the Licensee) (VEL and the Licensee collectively the Parties and each a Party).

RECITAL

WHEREAS, VEL is the beneficial and title owner of the Marks (as defined below), and has agreed to grant the Licensee a license to use the Marks on the terms and conditions of this Agreement;

WHEREAS, on October 4, 2001 the Parties entered into a license agreement, as amended, whereby VEL granted Licensee the right to use the Marks in accordance with the terms and conditions set forth therein (the License Agreement); and

WHEREAS, the Parties hereto desire to enter into this Amended and Restated License Agreement to modify the rights and obligations of the Parties under the License Agreement as set forth herein and with effect from the Commencement Date (as defined below);

In consideration of the mutual covenants and agreements set forth herein, and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree to amend the License Agreement in its entirety to read as follows:

DEFINITIONS

1.1 In this Agreement, the Recital above and the Schedules and Exhibits to it, the following terms shall have the following meanings.

Accessories means those accessories listed in Schedule 3 and any others used in conjunction with Handsets and agreed in writing between the Parties;

Accounting Period means each of the annual accounting periods ending on the Annual Accounting Date during the Term and, in the case of the first such period, the period from the Commencement Date to the first Annual Accounting Date, and, in the case of the last period, the period from the commencement of such period until close of business on the final day of the Term or the date of termination of this Agreement, whichever occurs sooner;

Additional Mark means any V Mark or other mark which VEL permits the Licensee to use at the Licensee’s request pursuant to Clause 3.7;

Additional Site means any additional domain name incorporating a Mark, including those set forth in Schedule 4 which VEL permits the Licensee to use at the Licensee’s request pursuant to Clause 3.7;

Adult Content means the provision of content and services that are specifically targeted to, and should only be able to be received by, Customers over the age of 18;

Adverse Change of Control means with respect to Licensee,

(a)	a person or group of persons (who are not Affiliates of Licensee) (individually or collectively, the Controlling Acquirer), who in one transaction or a series of transactions, acquires, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or assets by value of Licensee or has the ability to direct the affairs of the Licensee whether by way of contract, ownership of shares or otherwise; and

(b)	the Controlling Acquirer is a Direct Strategic Competitor of VEL;

Affiliate shall mean with respect to any person, any other person that, either directly or indirectly, through one or more agents, nominees, intermediaries, trusts, or other arrangements, whether formal or informal, controls, is controlled by or is under common control with that person. The term “control” shall mean the possession, directly or indirectly, of the power to either (a) vote more than fifty percent (50%) of the securities having ordinary voting power for the election of directors (or comparable positions in the case of partnerships and limited liability companies), or (b) direct or cause the direction of the management and policies of such person whether by contract or otherwise;

Annual Accounting Date means 31 January save as such date may be adjusted (if in a material manner, then by written agreement between the Parties) to avoid an Annual Accounting Date falling on a day which is not a Business Day and/or to ensure that all Annual Accounting Dates fall on the same day of the relevant week;

Brand Values means the following values as represented and embodied by the Virgin brand and which reflect Virgin’s position as ‘the consumer’s champion’: (a) fun; (b) value for money; (c) quality; (d) innovative; (e) competitive challenge (to existing markets and monopolies); (f) excellent customer service; and (g) straightforward, accessible, easy to use products and services;

Branded Content Services means all

(a) (i) text or short messaging (SMS); (ii) instant messaging (IM); (iii) multimedia messaging (MMS), including but not limited to picture messaging; (iv) group or chat messaging services; (v) any means for the provision of an email or mobile phone number address to a Customer using the URL virginmobileUSA.com or such other email address format as may be approved in advance by VEL; and (vi) a web subscriber address facility or other unified messaging application that allows Customers to access any or all of the foregoing messaging services, in each case to enable Customers to create, send and receive email, mobile media and/or messages; access and save email mobile media and/or messages and group lists; search email, mobile media and/or messages, manage electronic address books, and access other services incidental thereto (Messaging Services);

(b) Customer Support Services;

(c) advertising supported services (i) in the form of free airtime in return for the viewing of advertising by Customers (currently offered using the Marks in the form of the Name “Virgin Mobile Sugar Mama” or under any Additional Mark approved in advance by VEL in accordance with the provisions of Clause 3.7); or (ii) subject to the prior written approval of VEL with respect to the use of the Names, as mobile Content Services offered at free or reduced rates in return for the inclusion of interstitial advertising (both (i) and (ii) collectively, Advertising Supported Services);

(d) Value Added Services;

(e) graphics and wallpaper images provided that such graphics and wallpaper images shall not include any images which, in the reasonable opinion of VEL, could be considered to be offensive, derogatory or sexually explicit;

(f) mobile Internet search engine services;

(g) Customer’s calendar and contact applications, including but not limited to applications that permit sharing of calendar and contact information between Handsets and personal computers; and

(h) services, and the content of services, whether created or provided by third parties, Licensee or Customers, that involve solely the delivery of information, opinion or editorial material, including information relating to domestic and international news, movies, music, entertainment, television, radio, professional or participatory sports, leisure activities and interests, and U.S. city-based listing services covering local events, film, television, radio and local entertainment (Information Services)

in each case, as provided to Customers, including location-based services related thereto, and whether transmitted in real time or not. For the avoidance of doubt, Branded Content Services shall exclude all Non-Branded Content Services;

Breaching Party has the meaning set forth in Clause 9.2;

Business Day means any day (excluding Saturdays and Sundays) on which the United States Postal Service is open for business;

Cap has the meaning set forth in Clause 4.1;

Commencement Date means the earlier of the date that Licensee closes an initial public equity offering and January 1, 2008;

Content Services means all Branded Content Services and Non-Branded Content Services;

Cure Period has the meaning set forth in Clause 9.2(b)(iii);

Customer means a customer of the Licensee who has contracted with the Licensee for the provision of Mobile Voice and Data Services provided under and by reference to the Names;

Customer Support Services means all support services, including information about Products and services, technical support, and billing assistance offered to Customers or prospective customers by the Licensee (including without limitation through call centers and through the Licensee’s Site) in relation to the Licensed Activities;

Default has the meaning set forth in Clause 9.2;

Direct Strategic Competitor means with respect to VEL, any person which by itself or by its Affiliates:

(a)	generates annual revenues of US$500 million or more from telecommunication services in the financial reporting period ending immediately before the Adverse Change of Control occurs; or

(b)	that is, or has an equity stake in excess of fifty percent (50%) in, one of the ten (10) largest competitors of VEL or its Affiliates in each of the commercial airline, electronic media distribution, physical entertainment retailing, telecommunications or retail financial services industries as measured by worldwide revenues at the time the relevant transfer or change of control occurs, and (i) such person’s holding companies, Affiliates or subsidiaries as of the date hereof and (ii) any other person that becomes a holding company, Affiliate or subsidiary of any such person subsequent to the date hereof other than in connection with an Adverse Change of Control or other transaction that is not carried out as a means to evade the terms of this definition;

Financial Year means the financial year of the Licensee;

Fixed Network means a public switched telecommunications system which supports the transfer of messages between fixed locations;

Game Services means all video or personal computer games, online games of chance and/or skill and interactive entertainment game products;

Gross Sales means the total amount received by the Licensee in connection with the carrying on of the Licensed Activities;

Handset means a mobile device specifically designed for use by a Customer to access Mobile Voice and Data Services over which a mobile digital cellular Network is able to transmit or receive Messages using a service for carrying such Messages by means of guided and/or unguided electromagnetic energy provided over that Network;

Kiosk means any temporary, mobile cart or similar vehicle no larger than 8 feet x 12 feet in size plus the area immediately adjacent to such cart or vehicle, which is intended for use in shopping malls or similar retail environments for the sale of Products which are branded with the Marks in the form of the Names and, for the avoidance of doubt, shall not include Retail Stores;

Internet Access means the provision of a service aimed primarily at persons within the Territory that affords to subscribers of that service access to the Internet whether with or without other services;

Law means any statute, law, ordinance, rule or regulation of any governmental entity;

Licensed Activities means those activities referred to in Clauses 3.1, 3.2 and 3.3;

Licensee’s Site means the website located at the URL virginmobileusa.com and any successor websites thereto or any other website approved in writing in advance by VEL from time to time;

mark means a trademark, service mark or other indicator of source.

Marks means:

(a) those marks which are registered to VEL or which are or may be in the future the subject of a pending application for registration in the name of VEL, short details of which are contained in Schedule 1;

(b) the Virgin Signature and the Virgin Name and any translation or transliteration thereof; and

(c) any V Mark or other marks that VEL permits the Licensee to use pursuant to Clause 3.7;

(d) other applications for registration of any of the marks referred to in (a), (b) and (c) above which may be made by VEL pursuant to this Agreement and any resulting registrations; and

(e) common law and unregistered rights in, and trade names approved by VEL consisting of or containing, the marks referred to in (a), (b) and (c) above;

Messages mean any sign, signal, writing image, sound, or intelligence of information of any nature submitted by wireless telecommunications;

Mobile Voice and Data Services means voice and data radio communication services including both one-way and two-way radio communication services conducted through a wireless Network carried on or between mobile stations and/or receivers and land stations, and between mobile stations and/or receivers communicating among themselves and the services made available to Customers over mobile receivers;

Music Content Services means all radio broadcasting services, original musical works, music videos, music downloads and sound recordings;

Names means the following names only, subject to Clause 3.5.1(b) below: (a) Virgin Mobile USA; (b) Virgin Mobile; (c) VirginXL or Virgin XL; (d) VirginXtras or Virgin Xtras; (e) Virgin Alerts; (f) Virgin Mobile Sugar Mama; (g) any V Marks or further names which VEL permits the Licensee to use in writing under Clause 3.7; (h) subject to Clause 3.2, Virgin Mobile Stash; (i) VAM; (j) Virgin2Virgin; (k) VM (solely in connection with Clause 3.1(q); and (l) the Virgin Signature in combination with the words “Mobile USA,” “Mobile” or “Xtras”;

Network means a system, or series of systems, that carries or is capable of carrying, communications by means of guided and/or unguided electromagnetic energy excluding any fixed (as opposed to wireless network);

Non-Branded Content Services means:

(a)	Adult Content;

(b)	Social Networking Services;

(c)	mobile user-generated content services;

(d)	electronic data services and applications, Internet services and applications, electronic commerce, audio and/or visual recordings of any artistic, dramatic or literary work, film or, broadcasts and cable programs, save to the extent that such services, applications or recordings are expressly included within the scope of the Branded Content Services;

(e)	dating services and personal advertisements;

(f)	Music Content Services; and

(g)	Game Services

in each case, as provided to Customers;

PCS Services Agreement has the meaning set forth in Clause 9.3(b);

Products means Handsets, Accessories, Mobile Voice and Data Services, Stored Value Cards, Vouchers, provision of access to Content Services (in each case subject to Clause 3.5), Internet Access (subject to Clause 3.5), and Roaming Services;

Program Agreement has the meaning set forth in Clause 3.2(c)(ii);

Program Manager has the meaning set forth in Clause 3.2(c)(i);

Proposed Manager has the meaning set forth in Clause 3.2(c)(ii);

Retail Activities means the sale of Products in or through (a) the physical Retail Stores or Kiosks branded and owned or managed by third parties; (b) physical Retail Stores and Kiosks branded with the Marks in the form of the Names, provided that the Licensee shall obtain the prior written approval of VEL (in VEL’s reasonable discretion) in advance of opening any Retail Stores; and (c) the Internet, mail order or telesales, online and all other forms of direct sales routes;

Retail Store means any fixed, permanent retail establishment (whether stand alone or forming a concession within a larger retail outlet) for the sale of Products which are branded with the Marks in the form of the Names and all other fixed, permanent retail environments other than Kiosks;

Roaming Services means services offered to Customers by the Licensee which permit Customers to use their Handsets outside the Territory through agreements with third-party providers to access to such third party’s Mobile Voice and Data Services and Value Added Services when outside of the Territory;

Royalties means the payments described in Clause 4;

Social Networking Services means all social networking applications and services, excluding dating services and personal advertisements;

SPCS has the meaning set forth in Clause 9.3(b);

SPCS Change of Control Termination has the meaning set forth in Clause 9.3(b);

Stored Value Card means a re-loadable, pre-paid debit or stored value card to be used by Customers of Licensee for the purchase of goods and services, including Products, and allows Customers to earn points or credits redeemable for Products;

subsidiary and holding company shall be construed in accordance with Section 736 of the Companies Act 1985;

Term means the period beginning on the Commencement Date and ending December 31, 2027;

Territory means the United States of America, the US Virgin Islands and Puerto Rico;

TM Guidelines means the guidelines approved by VEL in relation to the permitted form, manner and context in which the Marks may be used, as amended from time to time;

V Mark means any mark that:

(a)	includes the letter ‘V’ as a separate element, in a form such as V-NET or V.SHOP; or

(b)	includes ‘V’ in a stylized form;

Value Added Services means all voicemail, caller identification, directory assistance, call forwarding, conference calling and digital mobile fax services, and any other services approved by VEL from time to time, in each case provided by means of Mobile Voice and Data Services via a Handset;

Virgin Entity means any of:

(a)	any company which has been authorised to use the Virgin Name by VEL or by any licensee of VEL from time to time; and/or

(b)	a company which is a direct or indirect subsidiary or holding company of VEL or a direct or indirect subsidiary of that holding company;

Virgin Mobile Stash Card means a Stored Value Card branded with the Marks in the form of the Name “Virgin Mobile Stash” or other Name approved in advance by VEL;

Virgin Name means the word “Virgin” standing alone;

Virgin Signature means the “Virgin” signature set out in Schedule 2 and any future signature or design provided by VEL; and

Vouchers means physical or electronic vouchers or top-up cards for the payment for usage of Mobile Voice and Data Services in the Territory.

1.2 The Schedules and Exhibits form part of the operative provisions of this Agreement and references to this Agreement shall, unless the context otherwise requires, include references to the schedules and exhibits.

1.3 For the avoidance of doubt the recitals do not form part of the operative provisions of this Agreement.

1.4 The index to and the headings in this Agreement are for information only and are to be ignored in construing the same.

1.5 The Parties acknowledge and agree that:

(a)	each of them has fully considered the language, terms and provisions of this Agreement; and

(b)	this Agreement has been drafted by both Parties and ambiguities in it, if any, shall not be construed against the drafter of any particular Clause.

ACKNOWLEDGEMENTS

2.1 The Licensee acknowledges that:

(a)	as between the Parties, all rights in the Marks belong to VEL;

(b)	the Licensee shall not acquire or claim any title to any of the Marks by virtue of the rights granted to it by this Agreement or through its use of the Marks or any V Mark either before or after the date of this Agreement;

(c)	the Licensee shall not at any time do or omit to do anything which is reasonably likely to prejudice VEL’s rights in the Marks;

(d)	all goodwill generated by use of the Marks or any V Mark by the Licensee shall at all times be deemed to have accrued to VEL;

(e)	any rights accrued to the Licensee through use of the Marks or any V Mark, including but not limited to any mixed brand rights shall be deemed to have accrued to VEL; and

(f)	for the avoidance of doubt, the Licensee shall do any act, reasonably required to give effect to this Clause 2.1, and the Parties shall share equally all reasonable, out-of-pocket expenses related thereto other than such expenses related to any infringement litigation, which shall be governed by Clauses 10.1 through 10.5.

2.2 VEL acknowledges that the Licensee shall be free to use or register in its own name any mark other than a mark which is (i) one of the Marks; (ii) a V Mark; (iii) confusingly similar to either; or (iv) a combination mark that contains any of the marks referred to in this Clause 2.2 as a composite mark.

2.3 VEL acknowledges that all goodwill generated by use or registration of a mark by the Licensee in its own name in accordance with Clause 2.2 shall at all times be deemed to have accrued to the Licensee.

GRANT

3.1 License Grant.

With effect from the Commencement Date, in consideration of the Royalties and the covenants and undertakings contained in this Agreement, and subject to the provisions of Clauses 3.4 through 3.11 herein, VEL grants to the Licensee an exclusive (even as against VEL) license to use the Marks in the form of the Names (but not the Virgin Name or the Virgin Signature alone) in the Territory for the Term:

(a)	in relation to the provision of Mobile Voice and Data Services predominantly targeted to young (under 35) customers or potential customers;

(b)	subject to the remaining terms of this Agreement, to do all acts the doing of which falls within the exclusive rights of the proprietor of marks in the Marks in connection with the carrying on and provision of the Licensed Activities;

(c)	as part of the Internet domain names for the Licensee’s Site and Additional Sites in connection with the carrying on and provision of the Licensed Activities;

(d)	on or in relation to Handsets;

(e)	in relation to Retail Activities;

(f)	to provide Customers with access to Content Services via a Handset;

(g)	to provide Customers with access to Content Services via a computer or other device with a connection to the Internet, whether dial-up, fixed line, wi-fi, WiMAX, broadband or other methods of Internet Access provided:

(i)	such access is limited to enhanced versions of the Content Services available via Handsets or is intended to support or provide information or configuration functionality for such Content Services; and

(ii)	such access is targeted only at Customers; and

(iii)	Internet Access is not provided by the Licensee;

(h)	to provide Roaming Services to Customers;

(i)	solely for the purposes of providing the Content Services, to provide Customers with Internet Access via a Handset using Mobile Voice and Data Services;

(j)	on or in relation to Vouchers and Stored Value Cards, including the Virgin Mobile Stash Card;

(k)	on or in relation to Accessories, provided that the Accessories are solely intended for use in conjunction with Handsets;

(l)	on or in relation to advertisements in any media (including without limitation, advertisements on the Internet and advertisements for the Licensee’s Site and Additional Sites), promotional brochures, marketing and other materials in relation to the Products and the Licensed Activities or intended to increase awareness of the Names (including without limitation, on the Licensee’s Site, Additional Sites and other websites created by or on behalf of Licensee, provided that the use of the Marks in the form of the Names in connection with such Additional Sites websites is in compliance with the terms of this Agreement);

(m)	on or in relation to promotional merchandise in connection with the carrying on and provision of the Licensed Activities provided that such promotional merchandise is only distributed free of charge (but not including charges in connection with use of the Products or Licensed Activities provided by Licensee) by the Licensee and not by way of commercial or retail sale and is distributed in accordance with the terms and conditions of this Agreement;

(n)	on or in relation to promotional events in relation to the Products and the Licensed Activities generally intended to increase sales of the Products or awareness of the Names, including but not limited to parties, music festivals, concerts, tours and stunts, provided that it is acknowledged by the Parties that the relevant licensee for the Virgin Festival is currently Virgin USA Inc;

(o)	as part of its business, trading or registered company name (including without limitation as a stock ticker on an internationally recognized stock exchange) and to use the same on headed note paper and other corporate materials and communications which, in the ordinary course of business, bear such company name in the Territory in accordance with the terms and conditions of this Agreement provided that when used as a registered company name such name is always initially followed by the relevant company denotion (e.g., LLC) for the relevant type of company;

(p)	on or in relation to the provision of Handset replacement, recycling, insurance or repair services to Customers, provided that, for the avoidance of doubt, this shall not prevent VEL or any other Virgin Entity from supplying or providing mobile phone insurance under the Marks, provided further that VEL shall not and shall not authorise any Virgin Entity to specifically target Customers;

(q)	in promoting, as part of the Mobile Voice and Data Services, the availability of automobile breakdown recovery services offered by third parties, provided that such use shall extend to the Licensee promoting the phone number for such assistance only and the Licensee shall not use and shall not permit the Marks (in the form of the Names or otherwise) to be used by the third party provider of the breakdown recovery services; and

(r)	on Branded Content Services, but for the avoidance of doubt, not on Non-Branded Content Services.

3.2 Virgin Mobile Stash Card Grant

(a)	With effect from the Commencement Date, in consideration of the Royalties and the covenants and undertakings contained in this Agreement, VEL grants to the Licensee a non-exclusive license to use the Virgin Name and Virgin Signature in the form of the name “Virgin Mobile Stash” in the Territory for the Term on or in relation to the Virgin Mobile Stash Card, provided that:

(i)	the Virgin Mobile Stash Card shall be marketed only to Customers or prospective customers;

(ii)	the Virgin Mobile Stash Card shall not include any credit facility or any similar facility requiring any consumer credit license equivalent to that regulated in the UK pursuant to the Consumer Credit Act 1974 (as amended and replaced from time to time); and

(iii)	Licensee shall not be involved in any activity with respect to the Virgin Mobile Stash Card requiring any other banking or other financial regulatory license.

(b)	This Clause 3.2 is not intended to affect the rights of other parties to the letter agreement dated November 27, 2006 regarding the Virgin Mobile Stash Card.

(c)	The following additional terms shall apply to the Virgin Mobile Stash Card solely to the extent that Licensee, in its sole discretion, offers the Virgin Mobile Stash Card to Customers:

(i)	The Parties acknowledge and agree that (i) the Virgin Mobile Stash Card may also feature the Visa Network logo and the logo of NetSpend Corporation or any entity that Licensee engages to provide the services substantially similar to those provided by NetSpend (the Program Manager) and refer to the issuing bank, which is currently Inter National Bank, N.A. and (ii) use of the Marks in connection with the Visa Network logo and the Program Manager’s logo is hereby approved by VEL in accordance with Clause 5.4;

(ii)

In the event that at any time following November 27, 2009, (i) VEL or any Virgin Entity proposes to enter into arrangements with an Affiliate or third party to provide any banking services or any other retail financial products or services under the Marks in the Territory (the Proposed Manager), and (ii) the Proposed Manager desires to provide to Licensee services similar to the services that the Program Manager provides to Licensee, then Licensee shall enter into a binding agreement with the Proposed Manager regarding such services; provided that the terms of the agreement with the Proposed Manager shall, taken as a whole, be no less favorable to Licensee than the terms set forth in the then-current Agreement between Licensee and Program Manager (the Program Agreement). Licensee further agrees to act in good faith at all times in its negotiation of the terms of the agreement with the Proposed Manager and comply with VEL’s requests under this Clause as promptly as practicable;

(iii)	Licensee acknowledges and agrees that it is a condition of the rights granted under this Agreement with respect to the Virgin Mobile Stash Card that the Program Agreement (or any equivalent or replacement agreement) shall provide Licensee with (A) termination rights sufficient to enable it to comply with this Agreement and (B) following the expiration of the Program Agreement, the right to transfer existing Virgin Mobile Stash Card customer accounts and balances to the Proposed Manager; and

(iv)	Subject to applicable Law, Licensee’s privacy policy then in effect, and account management customer preferences, Licensee shall share relevant data relating to the Virgin Mobile Stash Card with VEL’s licensees conducting business in the United States, and shall use commercially reasonable efforts to ensure that the Virgin Mobile Stash Card “Rewards Points” loyalty program is also made available to such licensee(s); provided that any such licensee shall enter into a nondisclosure agreement with Licensee substantially in the form attached as Exhibit A hereto.

3.3 Use of Virgin Name and Virgin Signature Alone

With effect from the Commencement Date, in consideration of the Royalties and the covenants and undertakings contained in this Agreement, VEL grants to the Licensee an exclusive (even as against VEL) license to use the Virgin Name and/or the Virgin Signature alone on Handsets (including on both the mobile device and liquid crystal display of such Handsets) in the Territory for the Term, on the terms and conditions of this Agreement.

3.4 Limitations

3.4.1	For the avoidance of doubt, nothing in Clauses 3.1, 3.2 and 3.3 shall prevent VEL or any of its licensees from using or licensing another person to use the Virgin Name or Virgin Signature or any translation or transliteration thereof (but for the avoidance of doubt not the Virgin Mobile name) in the Territory in relation to:

(a)	promoting, selling or offering their own business, goods and/or services and/or Non-Branded Content Services with reference to the Virgin Name, via any commercial mobile radio services network;

(b)	providing telecommunications services on aeroplanes to passengers whilst in transit through telecommunications equipment within such aeroplane;

(c)	providing transmission of programs for the public by radio broadcast services;

(d)	retailing Handsets or Accessories;

(e)	offering Internet Access;

(f)	offering Content Services to Customers or members of the public at large in the Territory, including any which are accessible by a Handset; or

(g)	conducting, or licensing the right to conduct, any services not exclusively licensed to Licensee.

3.5 Limitations on use of the Marks

3.5.1	Except as expressly permitted by Clause 3.3,

(a)	nothing in this Agreement shall allow the Licensee to use the Marks in a form other than the Names or in a manner not expressly permitted by this Agreement without the prior written consent of VEL, such consent to be requested and determined as described in Clause 3.7 below; and

(b)	the Licensee shall not use the names “VirginXL” or “Virgin XL” and “VirginXtras” or “Virgin Xtras”, “Virgin2Virgin” and “Virgin Alerts” in any manner other than (i) in the liquid crystal display screens of Handsets; or (ii) in conjunction with and in moderate proximity to the “Virgin Mobile” name and/or logo.

3.5.2	The Licensee undertakes that

(a)	subject to Clauses 3.5.2(b) and 3.5.2(c), for as long as:

(i)	this Agreement is effective; and

(ii)	Licensee provides the Mobile Voice and Data Services in the Territory, it shall continue to conduct and promote its Mobile Voice and Data Services under the Names;

(b)	if Licensee acquires a business that conducts Mobile Voice and Data Services predominantly targeted at a market not materially different from Licensee’s target market (i.e., young (under 35) customers or potential customers), Licensee shall, unless agreed otherwise by the Parties, take commercially reasonable steps necessary to ensure that any brands or marks used in connection with such acquired business prior to the acquisition by Licensee are replaced with the Names within a maximum of two (2) years of the completion of such acquisition by the Licensee; and

(c)	if Licensee acquires a business that conducts Mobile Voice and Data Services predominantly targeted at a market materially different from Licensee’s target market (i.e., young (under 35) customers or potential customers) Licensee shall not be obliged to replace such brands or marks used in connection with such acquired business with the Names.

3.5.3	For the avoidance of doubt, Licensee shall not be prohibited from providing services other than Mobile Voice and Data Services and Content Services using a mark other than the Names.

3.5.4	(a) The Licensee recognises that Internet coverage is world-wide and agrees that the Licensed Activities shall be specifically targeted at persons within the Territory only and that, subject to Clause 3.5.4(b) below, the Licensee shall not use the Marks in any form in relation to any of the Licensed Activities outside the Territory. For the avoidance of doubt, provided that Licensee is otherwise complying with the provisions of this Clause 3.5.4, it shall not be a breach of this Agreement by Licensee if the Licensee’s Site or Additional Sites are accessed by individuals outside of the Territory;

(b)	Nothing in this Clause shall prevent the Licensee from using the Marks in the form of the Names (i) outside the Territory for the provision of Roaming Services (but only to the extent necessary to support the Roaming Services) to Customers of the Licensee whose home Network is in the Territory; or (ii) on the Internet in a manner expressly authorised by this Agreement; and

(c)	The Licensee acknowledges and undertakes that it shall not use the Marks or the Names in connection with the provision of Internet Access by any means other than that expressly authorised by this Agreement.

3.5.5	The Licensee acknowledges and undertakes that it shall not use the Marks or the Names in connection with providing any fixed non-mobile telecommunication services utilizing metal, fiber-optic or radio relay media. For the avoidance of doubt, where in relation to the provision of Mobile Voice and Data Services, the Licensee in the ordinary course of its business conveys the message over a Fixed Network or interconnects with, or provides interconnection services to or receives interconnection services from any third party which are conveyed over a Fixed Network, such interconnection shall not be considered to be a provision of fixed telecommunication services for the purposes of this Clause.

3.5.6	The Licensee shall not use the Marks or the Names (including on invoices, marketing publications or other materials) in a manner so as to create an impression that it is itself the manufacturer, developer, creator or (otherwise than as intermediary or conduit) supplier of Non-Branded Content Services.

3.5.7	For the avoidance of doubt, the Licensee shall not have the right to use the Marks in relation to the provision of Internet Access other than via the Handsets.

3.5.8	The Licensee shall not be entitled to manufacture Handsets and/or Accessories itself but shall be entitled to use reputable sub-contractors to do so on its behalf provided that:

(a)	the use of such sub-contractors complies with the obligations in Clause 7;

(b)	the Handsets and/or Accessories comply with the quality control provisions contained in this Agreement, including, but not limited to, the provisions of Clause 5.3; and

(c)	the Handsets and/or Accessories are manufactured for and intended to be used exclusively by Customers in the course of the Licensee’s carrying out of the Licensed Activities.

3.6 No Use of Similar Names

3.6.1	Subject to Clauses 3.8 and 3.10, VEL undertakes not to license, use or permit any Affiliate or third party to use any of the names:

(a)	Virgin Mobile, Virgin Mobile USA, Virgin Mobile Stash, Virgin Mobile Sugar Mama, Virgin Extras, Virgin Xtras or names or marks confusingly similar thereto (but not including the Virgin Name or Virgin Signature) on or in relation to any goods or services in the Territory; and

(b)	Virgin XL or names or marks confusingly similar thereto (but not including the Virgin Name or Virgin Signature) on or in relation to any telecommunication or mobile content services, including without limitation, Content Services.

For the avoidance of doubt, it shall not be a breach by VEL of this Agreement if an unrelated third party imports Handsets bearing the Virgin Mobile name, Virgin Name or Virgin Signature into the Territory through distribution channels other than those authorized or intended by VEL or any Virgin Entity, provided that VEL is otherwise in compliance with Clause 6.1 hereunder.

3.6.2	The Licensee shall not use the names “Virgin Extras”, “Virgin Xtras” and “VirginXL” in any manner other than:

(a)	in the liquid crystal display screens of Handsets; or

(b)	in conjunction with and in close proximity to the Virgin Mobile name and/or logo.

3.7 Use of Additional Marks and Additional Sites

(a)	If the Licensee wishes to use:

(i)	any V Mark;

(ii)	any mark incorporating the word “Virgin” or a V Mark that is used outside of the Territory by a Virgin Entity engaged in the provision of Mobile Voice and Data Services outside of the Territory;

(iii)	any mark consisting of the Virgin Name or the Virgin Signature in combination with additional elements as a composite mark that is not a Name and not otherwise previously approved in writing by VEL; or

(iv)	the Virgin Name alone or Virgin Signature alone, in each case without additional elements,

in each case, other than the use of the Names as permitted by this Agreement, it shall notify VEL and seek VEL’s consent in accordance with this Clause 3.7(a) prior to commencing use of the relevant mark. If VEL consents in VEL’s discretion (which VEL shall exercise reasonably, except in relation to a request under a Clause 3.7(a)(iv), in which case VEL may withhold its consent at its absolute discretion)) to the proposed use by the Licensee, it shall grant the Licensee by written notice to the Licensee a license to use the relevant mark on the terms and conditions applicable to Marks under this Agreement and the relevant mark shall, from the date of that grant, be deemed to be a Mark and a Name for the purposes of this Agreement;

(b)	If the Licensee wishes to use a URL containing any V Mark or the Virgin Name, in each case, other than the use of the Licensee’s Site as permitted by this Agreement, it shall notify VEL and seek VEL’s consent in accordance with this Clause 3.7(b). If VEL consents in VEL’s discretion (which VEL shall exercise reasonably) to the proposed use by the Licensee, it shall register such URL on behalf of Licensee and grant the Licensee by written notice to the Licensee a license to use the relevant URL on the terms and conditions applicable to Additional Sites under this Agreement and the relevant URL shall, from the date of that grant, be deemed to be an Additional Site for the purposes of this Agreement;

(c)	If VEL withholds its consent pursuant to Clauses 3.7(a) and (b) above, it will explain in writing in reasonable detail the basis for its decision. If VEL fails to provide written notice of its decision within thirty (30) days of the request, the request will be deemed approved for purposes of this Clause. If VEL and Licensee do not agree with respect to any such issue, either Party may escalate the matter as provided in Clause 14.11;

(d)	All costs relating to the registration and renewal of an Additional Mark or an Additional Site in accordance with this Clause 3.7 shall be borne equally by the Parties; and

(e)	The creation of any new design logos solely incorporating the Marks or the name “Virgin Mobile” shall be the responsibility of VEL or any party nominated by VEL, provided that the Licensee shall give VEL at least two (2) months prior notice of its requirement for such a logo, and further provided that VEL shall consult with and liaise with the Licensee during the creation of such logos unless there are legitimate reasons (in VEL’s reasonable opinion) why VEL should not do so. In certain circumstances, VEL may delegate the creation of such logos to the Licensee provided that such logos shall comply with the TM Guidelines and the Licensee shall not make use of any such logos (including but not limited to use on headed note paper, business cards and any advertising, marketing or promotional purposes) unless VEL has given its prior written approval to the use of such logos (in its absolute discretion). This Clause 3.7(e) shall also apply in the case of any use of the Marks in relation to any co-branding of the Marks with the marks of any third party and which is otherwise permitted under this Agreement.

3.8 Use on Internet and Similar Media

The Licensee acknowledges and agrees that:

(a)	the homepage of the website with the URL virginmobile.com (or any successor thereto or other website owned by VEL and using “virginmobile” with a different gTLD) shall, unless the Parties agree otherwise, contain a directory of and a hyperlink to the Licensee’s Site and to all licensees to whom VEL has granted rights to use the name “Virgin Mobile” in relation to the Licensed Activities within and outside the Territory;

(b)	the management, operation and content of the website with the URL virginmobile.com will be determined by VEL in consultation with the Licensee and the other licensees referred to in Clause 3.8(a);

(c)	VEL has granted and may continue to grant rights to use the Names (other than “Virgin Mobile USA”) to third parties in relation to the Licensed Activities outside the Territory, including on the Internet or using other forms of technology and media developed in the future that are by their nature accessible worldwide, in a manner such that those Names may be accessible to persons within the Territory, but VEL will not allow such entities or future licensees to, and will not itself, specifically target customers for the Licensed Activities residing within the Territory;

(d)	the grant of the rights referred to in Clause 3.8(c) shall not be a breach of VEL’s obligations under this Agreement; and

(e)	a page of the Licensee’s Site shall include a hypertext link to virginmobile.com; provided that the Licensee shall have sole discretion regarding the placement and design of such link.

3.9 Websites and Hypertext Links

VEL acknowledges and agrees that:

(a)	the Licensee shall not be required to provide a hypertext link from the Licensee’s Site to any other licensee of VEL;

(b)	the homepage of the website with the URL virginmobile.com (or any successor thereto or other website owned by VEL and using “virginmobile” with a different gTLD) shall, unless the Parties agree otherwise, be a directory of all licensees to whom VEL has granted rights to use the name “Virgin Mobile” in relation to the Licensed Activities within and outside the Territory, and such homepage shall have a hypertext link on all such websites to the Licensee’s Site that is no less prominent in all material respects than any other link to any other mobile service provider using the name “Virgin Mobile”; and

(c)	once the link to the Licensee’s Site described in Clause 3.9(b) above is selected, the Licensee may configure the Licensee’s Site so that it permits a user of the website, if the user consents, to configure his or her Internet browser so that it defaults to the Licensee’s Site each time that browser accesses the URL virginmobile.com.

3.10 Customer and Roaming Services within the Territory

The Licensee acknowledges that third parties licensed by VEL to use the Names outside the Territory may use the Names (other than “Virgin Mobile USA”) in the Territory (including without limitation, on a Handset or Handset display and in accordance with the provisions of Clause 3.8(c)) to provide services equivalent to the Roaming Services and Customer Support Services to their customers while such customers are in the Territory; provided that (i) such customers receiving such roaming services are normally resident outside of the Territory; and (ii) such licensees shall not advertise in the Territory.

3.11 Customer Service Levels

3.11.1	The Licensee agrees to use commercially reasonable efforts to:

(a) ensure that its level of customer service and complaint handling reflect the Brand Values and a high standard of customer care, including but not limited to complying with the Customer Service Levels set forth in Exhibit D, or such other service levels as may be agreed by the Parties in writing from time to time; and

(b) conduct the Licensed Activities in accordance with honest and ethical business practices at all times whether dealing with employees, the public, the business community, shareholders, customers, suppliers, competitors, governmental and regulatory bodies or otherwise, consistent with the Licensee’s Code of Conduct attached as Exhibit C, as Licensee may reasonably amend from time to time.

3.11.2 The Licensee agrees to provide customer satisfaction and complaints reports to VEL or a party nominated by VEL in the form of the Benchmarking Template and at the times referred to in Exhibit D.

3.11.3 In the event that VEL believes in its reasonable discretion that Licensee is not in compliance with the Customer Service Levels set out in Exhibit D, VEL shall so notify Licensee in writing. Licensee shall provide to VEL an explanation in writing of the reasons for such failure to comply with such Customer Service Levels within twenty (20) Business Days of such notification by VEL and shall use commercially reasonable efforts to remedy such failures as soon as reasonably practicable.

3.11.4 In the event that VEL believes in its reasonable discretion that Licensee has not been able to demonstrate to VEL that it has taken reasonable steps necessary to remedy the failures identified by VEL pursuant to Clause 3.11.3 within ninety (90) days of VEL’s notification provided pursuant to Clause 3.11.3, VEL shall so notify Licensee in writing. Licensee shall provide to VEL an action plan detailing how it plans to remedy such failures within twenty (20) Business Days of such notification by VEL. VEL shall consider such action plan and within twenty (20) Business Days shall (acting reasonably) indicate in writing to Licensee whether it agrees with such proposed action plan or whether it would like to see any modifications made to such action plan. Once an action plan has been agreed by the Parties following discussion in good faith, the Licensee shall use its commercially reasonable efforts to implement such action plan as soon as reasonably practicable.

3.11.5 If, after an action plan is implemented pursuant to Clause 3.11.4, VEL believes in its reasonable discretion that Licensee has not been able to demonstrate to VEL that it has taken sufficient steps to remedy any failures to meet the Customer Service Levels within ninety (90) days of an action plan being agreed by the Parties pursuant to Clause 3.11.4, VEL shall so notify Licensee in writing that the matter shall be escalated to the members of the senior management teams of VEL and Licensee for resolution. The members of the senior management teams of VEL and Licensee shall use their reasonable endeavors to meet within ten (10) Business Days of VEL’s notification provided pursuant to this Clause 3.11.5.

3.11.6 If the senior management teams of VEL and Licensee are unable to resolve a matter referred to them pursuant to Clause 3.11.5 within twenty (20) Business Days of the date on which the senior management team meet (pursuant to Clause 3.11.5), VEL shall have the right to serve a notice of termination on Licensee in accordance with Clause 9.2(b)(iii).

PAYMENT OF ROYALTIES

4.1 The Licensee agrees to pay VEL continuing Royalties which, for any one Financial Year (and pro rata for parts thereof), shall be 0.25% of Gross Sales during that Financial Year, and subject to Clause 4.7, up to a maximum of USD 4,000,000 (four million United States dollars) in any one Financial Year (the Cap). The Licensee shall pay the amount payable under this Clause in respect of each quarter within ten (10) Business Days of the end of each quarter and in the manner nominated by VEL.

4.2 The Licensee shall supply to VEL:

(a)	a monthly statement of the Licensee’s Gross Sales within five (5) Business Days of the end of each quarter of the applicable Financial Year;

(b)	a statement showing Gross Sales for each Accounting Period of the Licensee within one (1) month after the end of such period certified by a qualified auditor approved by VEL;

(c)	a balance sheet and profit and loss account showing the true position of the business of the Licensee for each Financial Year during the Term and for the Financial Year first expiring after the expiration or termination of this Agreement after the end of the relevant Financial Year certified by a qualified auditor approved by VEL; and

(d)	any other information relating to the financial position of the Licensee as may be reasonably requested by VEL during the Term of this Agreement.

4.3 If the Gross Sales certified by the auditors of the Licensee in the statement provided pursuant to Clause 4.2(b) multiplied by the continuing royalty rate as set out in Clause 4.1 exceeds the amount paid to VEL by the Licensee pursuant to Clause 4.1 for the Accounting Period, the Licensee shall pay such excess to VEL, such payment to accompany the statement.

4.4 If the Gross Sales certified by the auditors of the Licensee in the statement provided pursuant to Clause 4.2(b) multiplied by the continuing royalty rate as set out in Clause 4.1 is less than the amount paid to VEL by the Licensee pursuant to Clause 4.1 for the Accounting Period, VEL agrees to refund the amount of such deficiency to the Licensee within thirty (30) days of the receipt of such statement by VEL.

4.5 Any obligation to make a payment under this Agreement has been expressed exclusive of any federal, state, local or other governmental value added, sales or similar tax. If such tax is chargeable under this Agreement, any payments due to VEL hereunder shall be increased to include an amount equal to such tax.

4.6 In the event of any payment to be made by the Licensee under this Agreement not being received by VEL on or before the date of payment, VEL shall be entitled to charge interest on such payment at the rate of four (4) percent per annum above the base rate of Lloyds TSB Bank PLC from the due date for payment to the date when payment is actually received (both before and after any court judgment).

4.7 Beginning on January 1, 2008, the Parties shall make annual adjustments for inflation to the Cap equal to the change in the United States Department of Labor Consumer Price Index (set forth at http://www.bls.gov/cpi/) from January 1 of one Financial Year of the Agreement to the following January 1, calculated as of January 1. All such calculations shall be made within thirty (30) days of the date that such information is released by the United States Department of Labor and adjustments to the Cap shall be applicable for the following Financial Year.

CONDITIONS OF USE

5.1 The Licensee hereby undertakes that it shall use the Marks at all times only in accordance with the TM Guidelines in effect from time to time, a current copy of which is included as Exhibit B to this Agreement. In the event of any inconsistency between the terms of this Agreement and the TM Guidelines, the provisions of this Agreement shall prevail. VEL agrees that the TM Guidelines provided to the Licensee shall be no more stringent than similar guidelines regarding the use of the Virgin Name, Virgin Signature and other marks, including the Marks, that VEL requires its other licensees to comply with. For the avoidance of doubt, the Licensee shall be permitted to develop and utilize its own brand usage guidelines specific to its business to the extent that such guidelines are supplemental to and not inconsistent with the TM Guidelines.

5.2 The Licensee hereby undertakes that it shall not register or apply to register any of the Marks or any V Mark or any confusingly similar marks as the whole or part of any domain name, electronic mail address, mark or otherwise without the prior written consent of VEL. The Additional Sites set forth on Schedule 4 are hereby approved in accordance with this Clause 5.2.

5.3 The Licensee acknowledges that the value and reputation of the Marks are such that they denote high quality status and agrees to ensure that the goods and services to which the Marks are applied are of a style, appearance and quality so as to maintain the reputation of the Marks.

5.4 The Licensee further undertakes to comply with the following conditions of use:

(a)	subject to the remaining provisions of this Clause, the Licensee shall submit designs for any printed materials using the Marks to VEL for approval as to the manner and context of the intended use of the Marks except in so far as (i) the materials comply with the TM Guidelines or (ii) have been previously approved. The Licensee shall not make use of any such design or advertising, marketing or promotional materials incorporating such designs for the purpose of the Licensed Activities unless VEL has given its prior written approval (exercising its discretion reasonably) to the use of such materials as required by this Clause 5.4(a);

(b)	if, in VEL’s reasonable opinion, any advertising or promotional material in which any of the Marks are used does not comply with this Agreement or the TM Guidelines, it may reject such materials and shall explain in writing in reasonable detail the basis for its decision. Provided that it has taken into consideration VEL’s comments and reasons for the rejection of any materials, Licensee may revise and resubmit any materials rejected by VEL in accordance with this Clause 5.4;

(c)	where VEL has not sent (by courier, post, email or fax) to the Licensee at its then usual business or email address a written response in relation to the designs submitted by the Licensee within five (5) Business Days of receipt of such materials, VEL shall be deemed to have approved the designs for the purposes of this Clause;

(d)	the Licensee’s use of the Marks (including without limitation, the shape, color and design of all Products and advertising and promotional material on or in which the Marks appear) shall comply at all times with the TM Guidelines or be in such other form as may from time to time be reasonably approved in advance in writing by VEL;

(e)	if, in VEL’s reasonable opinion, any advertising or promotional material in which any of the Marks are used does not comply with this Agreement or the TM Guidelines and remains non-complaint for a period of seven (7) Business Days of receipt of reasonably detailed notice from VEL of the non-compliance, the Licensee must withdraw or use commercially reasonable efforts to procure the withdrawal of all such advertising and/or promotional materials;

(f)	where reasonably practicable and at the reasonable request of VEL, the Licensee shall display a statement in the following terms:

“VIRGIN and the Virgin Signature logo are registered trademarks of Virgin Enterprises Limited and are used under license.”;

(g)	the Marks may not be used in combination with any other marks, names, words, logos, symbols or devices (except as specified in this Agreement) without the prior written consent of VEL (at its absolute discretion);

(h)	the Marks shall not be used in any manner which would materially damage the reputation of the Marks;

(i)	the Licensee shall promptly provide VEL with details of all material complaints made by Customers, distributors, retailers and/or members of the public relating to any Products sold under the Marks and/or the Licensed Activities conducted under the Marks which the Licensee, in the exercise of its reasonable discretion, reasonably believes are capable of having an adverse effect upon the goodwill attending the Marks and/or the goodwill otherwise associated with the businesses of other Virgin licensees, together with reports on the resolution of such complaints and shall comply with any reasonable directions or recommendations given by VEL in respect thereof;

(j)	the Licensee shall obtain and comply with all necessary consents, licenses and authorisations and all other required formalities, and comply with all applicable Laws in force within the Territory (including without limitation the Economic Espionage Act of 1996 and applicable laws regarding the protection of intellectual property rights), in connection with the exercise of the Licensee’s rights granted by this Agreement and is under an obligation to notify VEL if it becomes aware of any changes or possible changes in legislation, regulations, policy or procedures which reasonably may adversely affect the ability of the Licensee to carry on its business or use the Marks; and

(k)	the Licensee shall use commercially reasonable efforts to comply with its contractual obligations including but not limited to banking covenants.

5.5 During the Term the Licensee shall not use without VEL’s prior consent (as described in Clause 3.7):

(a)	any marks which are confusingly similar to but not identical with the Marks or which otherwise incorporate the Virgin Name, or any V Mark, in relation to the Licensed Activities; or

(b)	the Marks, any marks which are confusingly similar to but not identical with the Marks or which otherwise incorporate the Virgin Name, or any V Mark, in relation to any activities other than the Licensed Activities.

5.6 In order to ensure that the Licensee is complying with the obligations under this Agreement, the Licensee shall permit and facilitate review by VEL of Licensee’s uses of the Marks, including, upon the reasonable written request of VEL:

(a)	providing reasonable quantities of samples of any materials, including Products and all advertising, marketing and promotional materials bearing the Marks used in connection with the Licensed Activities prior to or in the course of their installation, sale or distribution (such samples to be provided at VEL’s cost);

(b)	providing VEL as soon as practicable with particulars of proposed advertising campaigns bearing the Marks used in connection with the Licensed Activities;

(c)	providing VEL with details of any material claims, litigation, arbitration or administrative proceedings, investigations or enquiries which are in progress or threatened in writing against the Licensee concerning the provision of the Licensed Activities;

(d)	meeting with VEL at least once in each calendar year at the Licensee’s offices at VEL’s expense in order to review the exercise of the Licensee’s rights granted by this Agreement; and

(e)	not more than once per Financial Year (unless reasonably justified under the circumstances) permitting VEL (or its nominated representative) upon reasonable notice during business hours to enter the Licensee’s premises to assess whether the Licensee is complying with the obligations under the terms of this Agreement, provided that any confidential material viewed by VEL is subject to the terms of Clause 12 herein.

5.7 If at any time the Licensee fails to comply with the conditions of use or standards of quality and presentation set out in this Clause 5, VEL may direct the Licensee (in writing) to take such steps as may be necessary to ensure compliance which will, if such steps are taken to the reasonable satisfaction of VEL, remedy such breach without prejudice to the Licensee’s liability to VEL in respect of any damages or other claims which may have arisen as a result of such breach. If VEL and Licensee do not agree with respect to any such issue, either Party may escalate the matter as provided in Clause 14.11.

5.8 Licensee shall not solicit for employment any employee of VEL or a Virgin Entity without the consent of VEL; provided, however, that this Clause 5.8 shall not preclude Licensee from interviewing, discussing terms of employment with or hiring an employee of VEL or any Virgin Entity that responds to any generalized search by Licensee for employees through media advertisements, employee search firms or otherwise.

5.9 The Licensee recognises that it is part of a group of companies and businesses licensed by VEL to use the Marks and agrees that it shall use its commercially reasonable efforts to participate in certain mutually beneficial group activities and initiatives including, but not limited to, charitable initiatives and activities, corporate social responsibility, procurement initiatives, marketing forums, group wide and inter company promotions and cross selling activities as may be mutually agreed from time to time.

MARK PROTECTION

6.1 VEL undertakes:

(a)	to prosecute registration of and maintain in good standing the Marks (other than any Additional Marks);

(b)	at the Licensee’s reasonable request, to file applications for, prosecute registration of and, upon grant, maintain in good standing any Additional Marks, subject to (i) VEL’s consent to the use of such Additional Mark pursuant to Clause 3.7 and (ii) the availability of such Additional Marks for registration in the name of VEL and the uses by the Licensee for which consent is given;

(c)	to take all necessary steps to defend its rights and those of Licensee against infringement of the Marks by third persons in accordance with Clause 10.2, provided that the Licensee acknowledges that those of the Marks including the Virgin Name may be considered descriptive in some circumstances in the US Virgin Islands, and that VEL may not be able to prevent third parties using those Marks in the US Virgin Islands in those circumstances; and

(d)	subject to the provisions of Clause 6.6, to use commercially reasonable efforts in its prosecution or defense of any matter regarding infringement of the Marks to avoid limiting or otherwise harming Licensee’s rights hereunder, and to provide Licensee with prior notice of any settlement which would adversely affect Licensee’s rights hereunder.

6.2 The Licensee and VEL each undertake that they shall, at the other’s request and at the Licensee’s expense, execute or procure the execution (including by any of the other Licensees)

of any document which may be necessary to allow recordal of the rights granted to the Licensee by this Agreement and the corresponding cancellation of such recordal on the expiration or termination of this Agreement, for whatever reason.

6.3 The Licensee shall not:

(a)	seek any registration of any mark, copyright or analogous right which is identical with or confusingly similar to any of the Marks or a V Mark or a mark which otherwise incorporates the Virgin Name (or any transliteration or translation thereof) in any country in the world; or

(b)	challenge the validity or VEL’s ownership of the Marks or any registrations for them.

6.4 Subject to Clause 6.1, VEL shall take all steps reasonably necessary to ensure that the registrations of the Marks cover (and, if applicable, are extended to cover) the scope of the Licensed Activities in the Territory to the extent that registrations are available in the Territory and as the Licensee may reasonably request or as VEL reasonably considers is necessary to protect the value, reputation and/or goodwill associated with the Marks. All costs related to the foregoing shall be shared equally by the Parties.

6.5 The Licensee shall, at the request of VEL and at VEL’s cost, provide full assistance in connection with the protection and maintenance by VEL of its rights in and to the Marks in the Territory as VEL may from time to time in its reasonable discretion determine necessary.

6.6 The Licensee shall immediately stop using, or as VEL may direct, modify the use of, any Marks in relation to any part or parts of the Licensed Activities on receipt of written notice from VEL notifying the Licensee that:

(a)	in the case of a Mark other than a V Mark, such use has been finally and definitively determined by a court of competent jurisdiction to infringe upon the intellectual property rights of a third party; and

(b)	in the case of a V Mark, such use infringes or is reasonably likely to infringe the intellectual property rights of a third party and VEL gives the Licensee full details of the alleged infringement, together with a written opinion from a competent legal counsel (approved by the Licensee, such approval not to be unreasonably withheld) to the effect that such use constitutes, or is reasonably likely to constitute, an infringement of the intellectual property rights of a third party;

provided in each case that:

(c)	VEL shall permit the Licensee to recommence use of the Marks if, and as soon as reasonably practicable after, VEL settles the matter with the third party with the effect that use by the Licensee is permitted or would no longer amount to an infringement of such third party’s rights; and

(d)	the Licensee’s obligation to pay Royalties in respect of its use of the Marks shall be suspended during the period that it is required by VEL under this Clause 6.6 to stop using the Virgin Name or the Virgin Signature and Licensee may sue VEL to recover any damages it may have suffered as a result of its ceasing to use the Virgin Name or the Virgin Signature (where that use would otherwise be permitted by this Agreement) at VEL’s direction pursuant to this Clause 6.6.

DEALINGS AND SUB-LICENSING

7.1 The rights granted under this Agreement are personal to the Licensee and the Licensee shall not delegate, sub-license, assign, mortgage, charge or encumber with a security interest any of those rights to any third party without the prior written consent of VEL (which may be withheld for any reason), except

(a)	as permitted by Clause 7.2;

(b)	to an Affiliate;

(c)	other than with respect to any transaction that, if completed according to its terms would constitute an Adverse Change of Control and that VEL has elected to terminate in accordance with Clause 9.3, to any successor of the Licensee by way of merger, consolidation or the acquisition of all or substantially all of the business and assets of Licensee relating to this Agreement;

(d)	to any successor of the Licensee in connection with a reorganization relating to an initial public equity offering of the Licensee, provided that such reorganization shall take place within no more than ninety (90) days of such initial public equity offering of the Licensee; or

(e)	granting a sub-license to retailers in the ordinary course of business solely for use in connection with an agreement regarding distribution of Licensee’s products and services.

In the event of any assignment by the Licensee in accordance with this Clause 7.1, the Licensee shall procure the execution by the transferee of a novation agreement with VEL so as to give effect to the transfer and to bind the transferee to all provisions of this Agreement.

7.2 The Licensee may sub-license its rights under this Agreement to the extent necessary to allow the Licensee to sub-contract to a manufacturer, retailer, printer or other person requiring a license in connection with the conduct of the Licensee’s business any part of the operations required to facilitate the conduct of the Licensed Activities or the provision of Products, provided that:

(a)	on VEL’s written request, the Licensee gives written notice to VEL of any sub-license it has entered into;

(b)	the sub-license shall be in writing on terms and conditions no less onerous than those imposed on the Licensee by this Agreement;

(c)	the sub-licensee shall not have the right to sub-license its rights under the sub-license to any third party;

(d)	the permission to grant sub-licenses (and all sub-licenses granted) under this Clause shall terminate automatically on termination or expiration of this Agreement;

(e)	the Licensee shall be liable for all acts and omissions of its sub-licensees, which shall be deemed to be the acts and omissions of the Licensee for the purposes of this Agreement;

(f)	the Licensee shall at all times and at its own cost enforce compliance by the sub-licensee with the terms of the sub-license; and

(g)	the Licensee shall not sub-contract the whole of its business operations to a third party.

VEL’S WARRANTIES

8.1 VEL represents and warrants that:

(a)	it is the beneficial owner of the Marks currently or hereafter registered or claimed as marks by VEL;

(b)	it has the right to grant all of the rights it purports to grant under this Agreement;

(c)	it is not aware of any other rights whose grant under this Agreement would be necessary to enable the Licensee to carry on the Licensed Activities under the Marks in the form of the Names in accordance with this Agreement; and

(d)	it will not itself exercise and it has not appointed, authorized or allowed and it will not appoint, authorize or allow any other person to use the “Virgin Mobile” name, “Virgin Mobile USA” name, Virgin Name or Virgin Signature, in each case, on or in relation to Mobile Voice and Data Services in the Territory or to exercise any of the rights granted exclusively to the Licensee under this Agreement, provided that, in each case, the warranties and representations in this Clause 8.1 do not apply to any V Marks.

TERMINATION AND EFFECTS OF TERMINATION

9.1 This Agreement shall expire automatically without need for further notice upon the expiration of the Term.

9.2 If any of the following occur (each a Default and the Party triggering such Default a Breaching Party):

(a)	VEL or Licensee fails to make a payment of money due under this Agreement which failure continues for more than thirty (30) days after written notice from the other Party requiring the payment to be made;

(b)	VEL or Licensee commits a material breach of any of the provisions of this Agreement, which breach:

(i)	is or is likely to be materially damaging to the other Party or to the goodwill of the Marks, including the use of the Marks for purposes other than a Licensed Activity; or

(ii)	arises from the Licensee’s use of the Marks for purposes other than a Licensed Activity that is not materially damaging to the other Party or to the goodwill of the Marks; and

(iii)	continues for a period of more than sixty (60) consecutive days after receipt of written notice from the non-breaching Party specifying the breach (the Cure Period);

(c)	VEL or Licensee ceases to do business as a going concern;

(d)	VEL or Licensee is unable or admits its inability to pay its debts as they become due;

(e)	VEL or Licensee institutes a voluntary proceeding, or becomes the subject of an involuntary proceeding which involuntary proceeding is not dismissed within thirty (30) days, under any bankruptcy act, insolvency Law or any Law for the relief of debtors, has a receiver appointed for the Party which appointment is not dismissed, vacated or stayed within thirty (30) days, or executes a general assignment for the benefit of creditors;

(f)	Licensee challenges VEL’s ownership of the Marks or the Names; or

then:

(A)	if VEL is the Breaching Party and VEL has failed to cure any Default with the applicable cure period, if any, then Licensee may, at any time within twenty-four (24) months of the expiration of any applicable cure period for such breach, terminate this Agreement upon ninety (90) days prior written notice to VEL and Sprint Ventures, Inc.; and

(B)	if Licensee is the Breaching Party and Licensee has failed to cure any Default with the applicable cure period, if any, then VEL may, at any time within ninety (90) days of the expiration of any applicable cure period for such breach, terminate this Agreement upon thirty (30) days written notice to Licensee and Sprint Ventures, Inc; provided however that, within such thirty (30) day period before termination, the Parties may agree to extend the license in whole or in part beyond such date of nominal termination, in accordance with a transition plan suitable to protect the Licensee’s interests while Licensee effects a transition to replace trade names and marks; provided, further, that in no event shall VEL be required to commit to continued use of the Marks or any of them throughout a transition period of more than twelve (12) further months, and VEL shall continue to be entitled to procure injunctive relief or any other remedies against continuation of any breach by Licensee as of the date of notice of termination, provided that, if (x) VEL notifies the Licensee of a breach referred to in 9.2(b)(B) above and (y) the Licensee wishes to dispute that the Marks have been used for purposes other than a Licensed Activity, the Licensee shall, within ten (10) days of receiving the notification, notify VEL enclosing a Resolution Request (as defined in Clause 14.11(a)) and the Parties shall attempt to resolve the matter in accordance with Clause 14.11, and in relation to that breach:

(1)	the Cure Period shall not be deemed to have commenced unless the Parties are not able to resolve the dispute by the expiry of the fifteen (15) Business Day period referred to in Clause 14.11(d), upon which the Cure Period shall be deemed to commence;

(2)	if the Parties determine during or as a consequence of the procedures in Clause 14.11 that the Licensee is using the Marks for purposes other than a Licensed Activity, then the Cure Period shall be deemed to commence upon written notice from VEL following that determination; and

(3)	if the Parties determine during or as a consequence of the procedures in Clause 14.11 that the Licensee is not using the Marks for purposes other than a Licensed Activity, VEL shall notify Licensee that the notice of termination is withdrawn.

9.3 In addition to the foregoing, in the event that, at any time during the Term, if

(a)	Licensee enters into a transaction that, if completed according to its terms, would constitute an Adverse Change of Control, then (i) Licensee will provide VEL a written notice as soon as reasonably practicable; and (ii) VEL may, during the period beginning with receipt of notice from Licensee and ending ninety (90) days following the completion of any such transaction, provide written notice to Licensee of VEL’s intent to terminate this Agreement and such termination shall become effective twenty-four (24) months from the date of receipt by Licensee of such notice; or

(b)	Licensee’s rights under its PCS Services Agreement between Licensee and Sprint Spectrum L.P., a Delaware limited partnership (SPCS), governing the provision of telecommunication services by SPCS to Licensee (as amended, supplemented or otherwise modified from time to time, the PCS Services Agreement) are terminated due to an adverse change of control with respect to SPCS, the specifics of which are set forth in the PCS Services Agreement (SPCS Change of Control Termination), then (i) Licensee will provide VEL a written notice as soon as reasonably practicable; and (ii) VEL may, during the period beginning with completion of the SPCS Change of Control Termination or receipt of such notice from Licensee (whichever is sooner) and ending ninety (90) days following the completion of any such transaction, provide written notice to Licensee of VEL’s termination of this Agreement and such termination shall occur on the effective date of termination of the PCS Services Agreement.

9.4 Upon expiration of the Term or earlier termination of this Agreement for any reason, the Licensee shall, and procure that all sub-licensees shall, as soon as reasonably practicable and in any event no later than three (3) months following expiration or termination (unless a longer period is authorized under a transition plan agreed under Clause 9.2):

(a)	cease to use any of the Marks other than use in connection with accurate historical descriptions of the business and as may be required by any applicable Law;

(b)	remove from any establishment or place all representations of the Marks including without limitation all signs or display material bearing the Marks;

(c)	deliver (at its expense) to VEL (or to any person, firm or company nominated by VEL) such products and other materials that it owns or that are in its possession which reproduce or display the Marks or, at the election of Licensee, remove the use of the Marks on such products or materials and provide VEL with satisfactory evidence of their removal, or at the election of Licensee, destroy such products and other materials and provide VEL with satisfactory evidence of their destruction; provided that Licensee shall not be obligated to remove the Marks from Handsets or other Products under the control or in the inventory of any Customer or third-party distributor, including Virgin Entertainment Group Ltd.;

(d)	change its name to a name that does not incorporate the Marks or anything confusingly similar thereto and cease to use the Marks as a business or trading name or part thereof; and

(e)	at the request of VEL, execute any documents provided to the Licensee by VEL necessary to confirm that the goodwill that has accrued during the Term in the Marks or any Mark is vested in VEL.

9.5 The Licensee shall be entirely responsible to VEL for any direct damage caused by the unauthorised use of such products and/or materials which are not delivered up or destroyed or altered pursuant to Clause 9.4(c).

9.6 Termination of this Agreement shall be without prejudice to the rights of either Party which may have accrued up to the date of such termination.

9.7 Except as otherwise provided in Clauses 9.2 and 9.3, neither Party may terminate this Agreement except by notice in writing to the other and with the written consent of the other.

INFRINGEMENTS AND INJUNCTIVE RELIEF

10.1 The Licensee shall promptly notify VEL of:

(a)	any unauthorised use or infringement or suspected or threatened infringement of the Marks or of any passing off or of any other act or thing which might reasonably vitiate or prejudice the rights of VEL in and to the Marks, in each case, in the Territory; and

(b)	any claims or allegations that the use of the Marks by the Licensee or its sub-licensees infringes the rights of any third party that come to its notice at any time giving reasonable particulars thereof.

10.2 Subject to Clauses 6.1(d) and 10.4, VEL shall have the exclusive right in its absolute discretion and at its expense to take whatever action it believes necessary and proper in connection with any of the matters described in Clause 10.1 above.

10.3 The Licensee agrees to provide to VEL at the expense of VEL all reasonable assistance which VEL may require in connection with any action it may decide to take in relation to any unauthorised use, infringement, suspected or threatened infringement, passing off or other unlawful interference with the rights of VEL (including, without limitation, bringing or joining in proceedings or lending its name to any proceedings brought by VEL). The provisions of Section 30(2) of the Trademarks Act 1994 (as amended, re-enacted or replaced from time to time) or similar or equivalent legislation in any country of the world, if any, are expressly excluded by the Parties for the purposes of this Agreement.

10.4 If, having been requested in writing by the Licensee to do so, VEL fails to take action in respect of any event described in Clause 10.2 for a period exceeding twenty eight (28) days or sooner, if agreed by the Parties, the Licensee shall be entitled to do so at its own expense and in its own name and that of VEL and VEL agrees to provide the Licensee all reasonable assistance which the Licensee may require in connection with the action it takes provided always that:

(a)	the Licensee notifies VEL in writing of its intention to do so;

(b)	the Licensee shall only be permitted to take such action if failure to do so would have a material adverse effect on Licensee’s ability to exercise its rights with respect to the Licensed Activities;

(c)	the Licensee shall not be permitted to take such action if it would have a material adverse effect on VEL or any other licensee of the Marks acting within the terms of its license, in which case, the Parties shall cooperate on a good faith basis to attempt to find an alternate course of action;

(d)	the Licensee will indemnify and keep indemnified VEL from and against all third party costs and expenses (including, without limit, disbursements, legal costs on an attorney-client basis, fees and expenses and value added tax), actions, proceedings, claims, demands and damages arising directly from such action;

(e)	the Licensee keeps VEL up-to-date with details of the status of such action or proceedings;

(f)	the Licensee shall consult VEL prior to finalising any negotiated settlement of any such action or proceedings (although the terms of any such settlement shall be at the Licensee’s sole discretion);

(g)	if the Licensee succeeds in securing substantially all the relief it seeks in the action or proceedings it takes in accordance with this Clause 10.4, then it shall provide VEL with evidence reasonably acceptable to VEL (certified if required by VEL by a qualified auditor approved by VEL) of the legal costs and expenses incurred in taking that action and VEL shall reimburse the Licensee its reasonable legal costs and expenses so incurred;

(h)	where such action is taken by the Licensee against a Virgin Entity, VEL reserves the right to intervene between the parties and require the dispute and any proceedings related thereto to be suspended for a maximum of twenty (20) Business Days, unless otherwise agreed to by VEL and Licensee, whilst negotiations to resolve the issues take place. In the event that any resolution pursuant to this Clause requires amendments to be made to any agreement between VEL and Licensee or VEL and any other Virgin Entity, VEL will use its reasonable endeavours to effect the necessary amendments as soon as reasonably practicable.

10.5 The proportion of the costs and damages recovered in respect of any action (or of a settlement of any action) pursuant to Clauses 10.2 or 10.4 shall first, reimburse the Party who brought the action in respect of all costs and expenses payable to third parties (excluding, for the avoidance of doubt, the cost of lost management time) incurred as a result of bringing the action and the remainder shall go first to Licensee, to the extent of injury suffered by it from the subject matter of the action; provided that the Licensee provides VEL, upon the reasonable request of VEL, with evidence reasonably acceptable to VEL of the loss or damage caused by the subject matter of the actions (certified if required by VEL by a reasonably qualified auditor) with any and all excess recovery going to VEL; provided further that nothing in this Clause 10.5 shall derogate from the acknowledgement in Clause 2.

INDEMNITY

11.1 The Licensee undertakes and agrees that it shall at all times during the continuance in force of this Agreement observe and perform the terms and conditions contained in this Agreement. The Licensee undertakes and agrees to indemnify and hold harmless VEL and its officers, directors, agents, employees and representatives from and against all costs and expenses (including, without limitation, legal costs on an attorney-client basis, fees and expenses and value added tax), actions, proceedings, claims, demands and damages arising directly or indirectly from a third party claim relating to:

(a)	the Licensee’s use of a Mark in breach of this Agreement; or

(b)	the Licensee’s use of the Marks on or in relation to Products in connection with any product liability claims or proceedings,

save to the extent that the same are caused by a breach of this Agreement by VEL.

11.2 VEL shall indemnify and hold harmless the Licensee and its officers, directors, agents, employees and representatives from and against all costs and expenses (including, without limitation, legal costs on an attorney-client basis, fees and expenses and value added tax), actions, proceedings, claims, demands and damages arising directly or indirectly from a third party claim relating to:

(a)	the Licensee’s use of a Mark or a Name in accordance with this Agreement; or

(b)	invalidity of or defects in VEL’s title to the Marks, other than any V Marks or any additional elements used by the Licensee in combination with the Virgin Name or the Virgin Signature in accordance with Clause 3.7(c), save to the extent that the same are caused by a breach of this Agreement by Licensee.

CONFIDENTIALITY

12.1 Each of the Parties shall keep secret and confidential any information of a confidential nature which it may obtain relating to the business affairs and/or trade secrets of the other provided that this obligation shall not apply in respect of (a) any information which comes into the public domain other than as a result of breach by the recipient of the information of the provisions of this Clause, (b) which was otherwise known by the receiving Party prior to receipt of such information from the disclosing Party, or (c) which is required to be disclosed by Law, any governmental or regulatory authority or by order of a court of competent jurisdiction. This Clause shall continue in force following expiry or termination of this Agreement.

NOTICES

13.1 Any notice or other communication required or authorised to be given under this Agreement shall be in writing and either be delivered by hand or sent by first class post, courier or facsimile transmission (provided that in the case of facsimile transmission, the notice is confirmed by being delivered by hand or sent by first class post within forty-eight (48) hours) as follows:

Address for notices to VEL:	Virgin Enterprises Limited
120 Campden Hill Road
London W8 7AR
England
Attention: Intellectual Property Department
Fax: +44 (0) 20 7313 2091

Address for notices to the Licensee:	Virgin Mobile USA, LLC
10 Independence Boulevard
Warren, New Jersey 07059
Attention: VP, Business Affairs
Fax: (908) 607-4078

With a copy to:	Sprint Ventures, Inc.
c/o Sprint Spectrum L.P.
6330 Sprint Parkway
KSOPHA0310-3B121
Overland Park, Kansas 66251
Attention: Vice President, Business Development
Fax: (913) 762-0109

and:

Virgin USA Inc.
65 Bleecker Street, 6th Floor
New York, New York 10012
Attention: General Counsel
Fax: (646) 452-6161

13.2 The Parties may change the address, facsimile number or the name of the person for whose attention notices are to be addressed by serving a notice on the other Party in accordance with the provisions of this Clause.

13.3 All notices given in accordance with Clause 13.1 above shall be deemed to have been served as follows:

(a)	if delivered by hand or courier, at the time of delivery;

(b)	if posted, at the expiration of three (3) Business Days after the envelope containing the same was delivered into the custody of the postal authorities; or

(c)	if communicated by facsimile, at the time of transmission, provided that where, in the case of delivery by hand or transmission by facsimile, such delivery or transmission occurs after 6 p.m. on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 a.m. on the next following Business Day. References to time in this Clause are to local time in the country of the addressee.

13.4 In proving such service it shall be sufficient to prove that the envelope containing such notice was properly addressed and delivered either to the address shown or into the custody of the postal authorities as a pre-paid first class letter, or that the facsimile transmission was made after obtaining in person or by telephone appropriate evidence of the capacity of the addressee to receive the same, as the case may be.

GENERAL

Waiver

14.1 No delay, failure or indulgence by either Party to perform any provision of this Agreement shall operate or be construed as a waiver of that Party’s powers or rights under this Agreement or prejudice that Party’s rights to subsequent action. Any waiver by either Party of its rights under this Agreement shall not operate as a waiver in respect of any subsequent breach. No single or partial exercise of any power or right by either Party shall preclude any other or further exercise thereof or the exercise of any such other power or right under this Agreement.

Modifications

14.2 No amendment or modification to this Agreement will be effective or binding unless it is in writing, signed by both the Parties and specifically states that it is an amendment to this Agreement.

Invalidity

14.3 If at any time any one or more of the provisions (or part of one or more of the provisions) of this Agreement becomes invalid, illegal or unenforceable in any respect, under any Law, the validity, legality and enforceability of the remaining provisions (or part or parts) shall not in any way be affected or impaired.

Entire Agreement

14.4 This Agreement sets out the entire agreement and understanding between VEL and the Licensee in respect of the use of the Marks by the Licensees and supersedes all previous representations, understandings, licenses or agreements, whether oral or written, in relation to such use. It is agreed that:

(a)	no Party has entered into this Agreement in reliance upon any representation, warranty or undertaking of any other Party which is not expressly set out or referred to in this Agreement;

(b)	subject only to (c) below, no Party shall have a claim or remedy in respect of misrepresentation (whether negligent or otherwise) or untrue statement made by any other Party; and

(c)	this Clause shall not exclude any liability for fraudulent misrepresentation.

Independent Contractors

14.5 Nothing in this Agreement shall create, or be deemed to create, a partnership, a joint venture, an agency, a fiduciary duty or employment between the Parties. The only relationship created by this Agreement is that of independent contractors, and, except as expressly provided herein, neither Party by virtue of this Agreement has authority to transact any business in the name of the other Party or on its behalf or incur any liability for or on behalf of the other Party.

Governing Law

14.6 This Agreement shall be governed by and construed in accordance with English law. Each of the Parties irrevocably submits to the non-exclusive jurisdiction of the Courts of the state of Delaware and the courts of the United States of America for the District of Delaware, and appellate courts of any such courts.

Counterparts

14.7 This Agreement may be executed in counterparts, each of which shall be considered an original, with the same effect as if the Parties or their representatives signed the same instrument.

Further Assurances

14.8 VEL and the Licensee shall, at the Licensee’s expense, execute and deliver all such documents and take or procure the execution of all such documents (in a form reasonably satisfactory to both Parties) as may from time to time be required to give full effect to this Agreement.

Costs

14.9 Each Party shall bear its own costs in connection with the negotiation, preparation and implementation of this Agreement.

Insurance

14.10 The Licensee shall ensure that it maintains, at all times during the Term, current policies of insurance sufficient to indemnify against any product liability claims of up to USD 25,000,000 (twenty-five million United States dollars) arising from use of the Products and naming VEL as an additional insured.

Dispute Resolution

14.11 In the event there is a dispute between the Parties regarding the interpretation of any provision this Agreement or either Party’s performance under any provision of this Agreement (a Dispute), the Parties shall attempt to resolve such Dispute in accordance with this Clause 14.11. This Clause 14.11 shall be without prejudice to either Party’s right to take the action (including termination of this Agreement) described in Clause 9.2 or 9.3 in accordance with those Clauses.

(a)	Upon written request of either Party (the Resolution Request), the Dispute shall be submitted for resolution to a dispute resolution team which shall be comprised of two representatives from each Party (the Integrated Action Team). The Integrated Action Team shall meet as often as necessary to gather and furnish to each Party all information with respect to the matter in issue, which is appropriate and germane for its resolution;

(b)	The Integrated Action Team shall discuss the Dispute and negotiate in good faith in an effort to resolve the Dispute without the necessity of further action relating thereto. During the course of such negotiation, all reasonable requests made by one Party to the other for non-privileged information reasonably related to this Agreement and the Dispute will be honored in order that such Party may be fully advised of the other’s position. The specific format for such discussions will be left to the discretion of the Integrated Action Team, but may include the preparation of agreed upon statements of fact or written statements of position furnished by each Party to the other;

(c)	If the Dispute is not fully resolved by the Integrated Action Team within fifteen (15) Business Days after the delivery of the Resolution Request, then either of the Parties may request that the Dispute be escalated to the respective President, CEO or Chairmen of the Parties (as applicable) (the Designated Officers, and each such request an Escalation Request), after which, within fifteen (15) Business Days of the delivery of the Resolution Request, each of the Parties shall prepare and send to the Designated Officers of the Parties, respectively, a memorandum stating its understanding of the matter subject to the Dispute, its position in relation to such matter, its reasons for taking such position and any proposals for resolving the Dispute;

(d)	The Designated Officers shall as soon as reasonably practicable (within at least fifteen (15) Business Days after the Dispute has been referred to such Designated Officers or as such Designated Officers shall otherwise agree) meet (in person or by telephone) to discuss the Dispute and use their reasonable best efforts to resolve it; and

(e)	Notwithstanding anything in this Agreement to the contrary, either Party may resort to court action for urgent or injunctive relief at any time if the dispute resolution process set forth in this Clause would permit or cause irreparable damage to such Party due to delay arising out of the dispute resolution process.

Governance Matters

14.12 Solely during the Term, VEL shall have the right to appoint one (1) director, selected at its sole discretion, to Virgin Mobile USA, Inc.’s Board of Directors, provided that, VEL does not have a right to appoint a director in connection with its status as a shareholder of Virgin Mobile USA, Inc. pursuant to Virgin Mobile USA, Inc.’s charter, bylaws or stockholder’s agreement.

[Signature pages follow]

[Signature page to Amended and Restated Trademark License Agreement]

IN WITNESS WHEREOF this Agreement has been signed by the authorised representatives of the Parties on the day and year first written above.

SIGNED for and on behalf of	)
VIRGIN ENTERPRISES LIMITED	)
by	)
in the presence of:	)

SIGNED for and on behalf of	)
VIRGIN MOBILE USA, LLC	)
by	)
in the presence of:	)

SCHEDULE 1

Trademarks

Trademark	Application / Registration Number	Country	Class	Status

VIRGIN	76/107,265	USA	9, 38	Registered
2,689,098

Virgin Signature	76/107,264	USA	9, 38	Registered
2,689,097

VIRGIN XTRAS	76/301,267	USA	9, 38	Registered
2,870,028

VIRGIN MOBILE	76/301,009	USA	9, 38	Registered
2,770,775

VIRGIN MOBILE & Design	76/301,011	USA	9, 38	Registered
2,770,776

VIRGIN XL	78/543,655	USA	9, 38	Registered
3,100,295

VAM	78/904,946	USA	38	Pending

VIRGIN2VIRGIN		USA

I

SCHEDULE 2

The Signature

II

SCHEDULE 3

Accessories

The following accessories, in each case for use with Handsets:

Chargers, including home and travel chargers

Batteries (both slim and extended)

Cigarette lighter chargers for motor vehicles

Cases (leather and plastic), including pouches

Headsets (for telephone services and music)

Clip-on belt pieces, including holsters

Hands-free car kits

Faceplates

Data Cables

Plug-in radios

Backpack straps and other wearable system devices

Memory Cards

Antennas

Phone straps

Car holders

Keypad or button accessories

III

SCHEDULE 4

Additional Sites

clubvmu.com

clubvmu.mobi

promotionsvirginmobileusa.com

vam.mobi

vgrps.com

virginextras.mobi

virginextras.us

virgin-extras.us

virginmobile.us

virgin-mobile.us

virginmobilestash.com

virginmobilestash.mobi

virginmobileusa.biz

virginmobileusa.com

virginmobileusa.info

virginmobileusa.mobi

virginmobileusa.net

virginmobileusa.org

virginmobileusa.us

virginmobileusarecycle.com

virginmobileusastash.com

virginmobileusastash.mobi

virginmobilexl.com

virginmobilexl.net

virginmobilexl.org

virginmobilexl.us

virginwirelessusa.com

virginxl.mobi

virginxl.us

virginxtras.mobi

virginxtras.us

virgin-xtras.us

vm-alerts.com

vm-news.com

vmgrps.com

vmobile-corp.com

vmobile-corp.net

vmobl.com

vmobl.net

vmobl.org

vmobl.us

vmoblg.com

vmoblg.net

vmoblg.org

vmphotoblog.com

vmpix.com

vmu.m7networks.com

vmu-mail.com

vmusa.biz

vmusa.info

vrgnmbl.biz

vrgnmbl.com

vrgnmbl.info

vrgnmbl.us

IV

EXHIBIT A

NONDISCLOSURE AGREEMENT

EXHIBIT B

TM GUIDELINES

EXHIBIT C

CODE OF CONDUCT

EXHIBIT D

CUSTOMER SERVICE LEVELS

XII